----------------
                                                                SEC. FILE NUMBER
                                                                     0-15382
                                                                ----------------
                                                                  CUSIP NUMBER
                                                                   36874R 10 7
                                                                ----------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

Check One): |_| Form 10-K and Form 10-KSB |_| Form 20-F |_| Form 11-K
            |X| Form 10-Q and Form 10-QSB |_| Form N-SAR

            For Quarter Ended: July 31, 2007
                Transition Report on Form 10-K
            |_| Transition Report on Form 20-F
            |_| Transition Report on Form 11-K
            |_| Transition Report on Form 10-Q
            |_| Transition Report on Form N-SAR
            For the Transition Period Ended:

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------

PART I - REGISTRANT INFORMATION

Gener8Xion Entertainment, Inc..
-------------------------------
Full Name of Registrant

Not applicable
--------------
Former Name if Applicable

2021 Lincoln Street
-------------------
Address of Principal Executive Office (Street and Number)

Burbank, CA 91504
-----------------
City, State and Zip Code

PART 11 - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

|X|   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|   (b)   The subject annual report, semi-annual report, transition report on
            Form 10-K, Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_|   (c)   The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.


--------------------------------------------------------------------------------

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and 10-KSB, 20-F, 11-K, 10-Q, N-SAR, or the transition report on portion thereof, could not be filed within the prescribed time period.

The Registrant is unable to file, without unreasonable effort and expense, its Form 10-QSB Quarterly Report for the period ended July 31, 2007 because its unaudited financial statements for that period have not been completed and as a result, the Registrant's auditors have not yet had an opportunity to complete their review of the unaudited financial statements. It is anticipated that the Form 10-QSB Quarterly Report, along with the unaudited financial statements, will be filed on or before the 5th calendar day following the prescribed due date of the Registrant's Form 10-QSB.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Marilyn Beaubien
(Name)

(323) 874-9888
(Area Code and Telephone Number)

(2)   Have all other periodic reports required under Section
      13 or 15(d) of the Securities Exchange Act of 1934 or
      Section 30 of the Investment Company Act of 1940 during
      the preceding 12 months or for such shorter period that     |X| Yes |_| No
      the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

      --------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  |_| Yes |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made

================================================================================
                         Gener8Xion Entertainment, Inc.
                         ------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 14, 2007

By: /s/ Marilyn Beaubien
Marilyn Beaubien
Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.